Exhibit 4.4	EXECUTION VERSION

SIXTH SUPPLEMENTAL INDENTURE

Sixth Supplemental Indenture (this “Supplemental Indenture”), dated as of December 17, 2008, among Finmeccanica—Societá per azioni, a societá per azioni organized under the laws of Italy (the “Parent Guarantor”), DRS Technologies, Inc., a Delaware corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented, the “Indenture”), dated as of October 30, 2003, providing for the issuance of the Company’s 6⅞% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, the aggregate principal amount of outstanding Notes as of the date hereof is $550,000,000;

WHEREAS, on October 22, 2008, the Parent Guarantor and the Company announced the consummation of the merger of Dragon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent Guarantor, with and into the Company, with the Company surviving as a wholly owned subsidiary of the Parent Guarantor (the “Merger”);

WHEREAS, the Parent Guarantor desires to unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and therein;

WHEREAS, pursuant to Section 9.01 of the Indenture, without the consent of any Holders of the Notes, the Trustee, the Company and the Guarantors are authorized to add additional Guarantees with respect to the Notes and to execute and deliver a supplemental indenture to make any change to the Indenture that would provide additional benefits to the Holders;

WHEREAS, the changes contained herein provide additional benefits to the Holders; and

WHEREAS, the execution and delivery of this instrument have been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor and the Trustee mutually agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.

2.01           Guarantee.  (a)  Subject to this Article 2, the Parent Guarantor hereby, jointly and severally with the Guarantors, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company thereunder, that:

(1)  the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent Guarantor will be obligated, jointly and severally with the Guarantors, to pay the same immediately.  The Parent Guarantor hereby agrees that this is a guarantee of payment and not a guarantee of collection.

Any and all payments hereunder by the Parent Guarantor to or for the account of any Holder shall be made free and clear of, and without deduction or withholding for or on account of, any tax, except to the extent such deduction or withholding is required by law.  If any tax is required by law to be deducted or withheld by the Parent Guarantor from any such payments made by the Parent Guarantor, the Parent Guarantor will make such deductions or withholding and pay to the relevant taxing authority the full amount deducted or withheld before penalties attach thereto or interest accrues thereon and no additional amounts shall be payable by the Parent Guarantor to the Holders to compensate for such deduction or withholding. The deduction or withholding of any tax in accordance with this paragraph by the Parent Guarantor from any payments hereunder by the Parent Guarantor to or for the account of any Holder shall not release or otherwise relieve the Guarantors of their joint and several obligation to pay to the Holders the amount of any such tax deduction or withholding, or the right of any Holder to receive from the Guarantors the full amounts due under the Indenture or the Notes.

(b)           The Parent Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver, modification or indulgence granted to the Company by any Holder of the Notes with respect to any provisions thereof; the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Parent Guarantor, increase the principal amount of the Notes, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the stated maturity thereof.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Parent Guarantor hereunder which shall remain absolute and unconditional as described above:

(1)  any time, waiver or consent granted to, or composition with, the Company;

(2) the release of the Company or any other Person under the terms of any composition or arrangement with any creditor;

(3) the taking, variation, compromise, exchange renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over the assets of, the Company or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(4) the incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or change of control or ownership of the Company or any other Person;

(5) any amendment (however fundamental) or replacement in respect of any of the Notes, the Indenture or any other document or security;

(6) any discharge, release or varying of the liability of any other Guarantor under the Notes, the Indenture or any other document or security;

(7) any unenforceability, illegality or invalidity of any obligation of any Person or any other Guarantor under the Notes, the Indenture, this Supplemental Indenture or any other document or security; or

(8) any insolvency or similar proceedings.

The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and agrees that this guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Parent Guarantor, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company, the Parent Guarantor or the Guarantors, any amount paid by either to the Trustee or such Holder, this guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Until all amounts which may be or become payable by the Company, the Guarantors or the Parent Guarantor under or in connection with the Indenture or this Supplemental Indenture have been irrevocably paid in full, the Parent Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Supplemental Indenture to claim any contribution from any Guarantor of any of the Company's obligations under the Indenture.  If the Parent Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Holders under the Indenture or this Supplemental Indenture by the Guarantors or the Parent Guarantor to be repaid in full in trust for the Holders and shall promptly pay or transfer the same to the relevant Holders for application in accordance with the Indenture.

(e)           The Parent Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  The Parent Guarantor further agrees that, as between it and the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Parent Guarantor for the purpose of this guarantee.  The Parent Guarantor will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the applicable Subsidiary Guarantee.

2.02           Subordination.  The Obligations of the Parent Guarantor under its guarantee pursuant to this Article 2 will be junior and subordinated to the Senior Debt of the Parent Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Company. For the purposes of the foregoing sentence, (i) the Trustee and the Holders will have the right to receive and/or retain payments by the Parent Guarantor only at such times as they may receive and/or retain payments in respect of the Notes pursuant to the Indenture, including Article 10 thereof and (ii) the term “Senior Debt of the Parent Guarantor” shall mean any Indebtedness or other obligation of the Parent Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to this guarantee of the Parent Guarantor.

2.03           Limitation on Guarantor Liability.  The Parent Guarantor, and by its acceptance of this guarantee, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of such Parent Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Parent Guarantor hereby irrevocably agree that the obligations of the Parent Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Parent Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any Guarantor in respect of the obligations of such Guarantor under the Article 11 of the Indenture, result in the obligations of the Parent Guarantor under its guarantee not constituting a fraudulent transfer or conveyance.

2.04           Covenants Do Not Apply.  Other than as provided in this Article 2, the covenants and the Events of Default (other than those set forth in Sections 6.01(8), 6.01(9) and 6.01(10)) set forth in the Indenture do not apply to the Parent Guarantor. The Parent Guarantor shall not be considered a Restricted Subsidiary for any purpose whatsoever.  Except as expressly set forth herein, the Parent Guarantor does not hereby guarantee the performance by the Company of any of the Company’s covenants, agreements or obligations under the Notes or the Indenture.

3.           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Parent Guarantor, as such, shall have any liability for any obligations of the Company, any Guarantor or the Parent Guarantor under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting this guarantee waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4.           Binding Nature of Supplemental Indenture.  On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Holder of every Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.  The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

5.           Reaffirmation.  Each of the Company, the Guarantors and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Supplemental Indenture.  Except as supplemented and amended by this Supplemental Indenture, all provisions in the Indenture and the Supplemental Indenture shall remain in full force and effect. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Notes shall remain in full force and effect.

6.           No Third Party Beneficiaries.  Nothing in this Supplemental Indenture express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or  any legal or equitable right, remedy or claim under the Indenture.

7.           Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company, the Guarantors, Finmeccanica or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

8.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.           NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

11.           The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Parent Guarantor and the Company.

12.           Trust Indenture Act. If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Sixth Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Finmeccanica—Societá per azioni

By:	/s/ Pier Francesco Guarguaglini
Name: Pier Francesco Guarguaglini
Title: Chairman
Chief Executive Officer

DRS Technologies, Inc.

By:	/s/ Richard A. Schneider
Name: Richard A. Schneider
Title: Authorized Signatory

DRS Surveillance Support Systems, Inc.
DRS C3 Systems, Inc.
DRS Power & Control Technologies, Inc.
DRS Power Technology, Inc.
DRS Intelligence & Avionic Solutions, Inc.
DRS Signal Solutions, Inc.
DRS Codem Systems, Inc.
DRS Unmanned Technologies, Inc.
DRS Data & Imaging Systems, Inc.
DRS Tactical Systems, Inc.
DRS Tactical Systems Global Services, Inc.
DRS Test & Energy Management, LLC
DRS Sensors & Targeting Systems, Inc.
DRS Homeland Security Solutions, Inc.
Engineered Electric Company
Engineered Coil Company
DRS Mobile Environmental Systems Co.
DRS Sustainment Systems, Inc.
DRS Technical Services, Inc.
DRS Systems, Inc.
DRS Technologies Canada, Inc.
DRS Systems Management, LLC
DRS International, Inc.
Tech-Sym Corporation
Engineered Support Systems, Inc.
ESSI Resources, LLC
Universal Power Systems, Inc.

By:	/s/ Richard A. Schneider
Name: Richard A. Schneider
Title: Authorized Signatory

The Bank of New York Mellon
as Trustee

By:	/s/ Franca M. Ferrera
Authorized Signatory